Exhibit 99.1

Contact:	Jeremy W. Smeltser (Investors)
704-752-4478
E-mail: investor@spx.com

Tina Betlejewski (Media)
704-752-4454
E-mail: spx@spx.com

SPX ANNOUNCES CHANGES AND NEW APPOINTMENTS

TO BOARD OF DIRECTORS

CHARLOTTE, NC — February 26, 2007 — SPX Corporation (NYSE:SPW) today announced that its board of directors has named SPX President and CEO Chris Kearney to succeed Charles E. Johnson II as Chairman of the Board.  Kearney will assume the additional role of Chairman when Johnson retires from the board of directors at the company’s annual meeting on May 4, 2007.

The board also appointed J. Kermit Campbell as lead director for a two-year term effective as of the 2007 annual meeting.  In this role, he will chair meetings of independent directors and act as the principal liaison between the independent directors and the Chairman/CEO.

Campbell is the former chairman, president and CEO of Herman Miller, Inc., a designer and manufacturer of office furniture.  Since leaving Herman Miller, Inc. in 1995, he has invested in a number of ventures including Bering Truck Corporation, Black Star Farms, Advanced Information Systems, PassAlong Networks and CORE Energy Co.  He joined the SPX Board in 1993.

SPX’s board also announced that J. Michael Fitzpatrick and Albert A. Koch have been appointed directors.  The new directors will serve until this year’s annual meeting of stockholders, at which time they will stand for election to three-year terms.

J. Michael Fitzpatrick is the retired president and chief operating officer of Rohm and Haas Company, an industry-leading specialty materials company, which invents, develops, and manufactures products for the personal care, grocery, automotive, building and construction and electronics industries.  He joined Rohm and Haas in 1975 and served in various research and development and management positions until his appointment as president and chief operating officer in 1999.

Albert A. Koch is vice chairman and managing director with AlixPartners, LLP, an international corporate turnaround and financial advisory firm, and Questor Management Co., a private equity firm specializing in turnaround and performance improvement.  He joined AlixPartners in 1995 as managing principal and was named to his current position in 2001.  Koch also serves as chairman, president and CEO of Polar Corporation, a portfolio company of Questor and a leading North American full-service provider of tank trailers, light-duty trailer parts and tank trailer repair and maintenance services.  Previously he was the chairman, interim president and CEO at Champion Enterprises Inc. and he served as interim chief financial officer of the Kmart Corporation.

Charles E. Johnson II, Chairman of the Board of Directors said, “On behalf of the board, I’d like to congratulate Chris on his selection as the next Chairman of the Board.  Over the past two years he has demonstrated significant leadership ability and delivered value to SPX shareholders.  With my retirement in May, the board is at a natural transition point to combine the Chairman and CEO roles to better serve SPX and our shareholders.”

“The selection of a seasoned director, Kerm Campbell, to serve as lead director underscores the board’s ongoing commitment to strong corporate governance.  I would also like to welcome our two new independent directors, Mike Fitzpatrick and Al Koch.  Their knowledge and experience will be a great addition to the board.  I’m confident that the future of SPX will be well served by each of the changes we are announcing today,” Johnson said.

SPX Corporation is a leading global provider of flow technology, test and measurement solutions, thermal equipment and services, and industrial products and services.  For more information visit the company’s web site at www.spx.com.

Certain statements in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.  Please refer to our public filings for a discussion of certain important factors that relate to forward-looking statements contained in this press release.  The words “believe,” “expect,” “anticipate,” “estimate,” “guidance,” “target” and similar expressions identify forward-looking statements.  Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

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